                             Consulting Agreement
                             --------------------

This consulting Agreement ("Agreement") effective as of June 1, 1997, is by and between MinderSoft, Inc. a Maryland corporation (the "Company"), and Lordhill Company, a Maryland corporation (the "Consultant").

        WHEREAS, the Company wishes to engage the Consultant and the Consultant desires to provide consulting services for the Company upon the terms and conditions set forth in this Agreement:

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.      Consulting Services
        -------------------
        A. Agreement to Consult. During the term of the Agreement, Consultant agrees to perform to the best of his ability the consulting work, as set forth in subpart D of this paragraph 1 (the "Consulting Work"), for the Company as the Board of Directors of the Company, or its designee, may from time to time request.

        B. Place of Work. Consultant shall render services primarily at Consultant's offices, or at such places and at such other times as the Company and Consultant shall from time to time agree upon.

        C. Time. Consultant's daily schedule and hours worked under this Agreement on a given day shall generally be subject to Consultant's discretion. Company relies upon Consultant to devote appropriately scheduled and sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

        D. Consulting Work. During the term of this Agreement, Consultant agrees to perform, and Company agrees to retain and pay Consultant for, the following work (the "Consulting Work"):

                1.              To assist the Company in gaining sponsors and
                   customers for its products.

                2.              To act as financial and business advisor for
                   the Company.

                3.              To perform such other duties as mutually agreed
                   between the Company and Consultant.

2.      Term of Agreement
        -----------------
        Subject to the provisions of Section 6 hereof, this Agreement shall be effective as of June 1, 1997 (the "Commencement Date") and continue for an initial term of one (1) year (the "Initial Term"). Thereafter this Agreement shall continue in effect on a year to year basis unless terminated in accordance with Section 6 hereof.

3.      Scope of Duties
        ---------------
        At all times, the Consultant shall serve under the direction of the President of the Company and the Board of Directors of the Company (collectively, the "Management") and shall perform such services within the scope of the Consulting Work as the Managmement in its sole discretion, shall deem appropriate.

4.      Compensation
        ------------
        A. Consulting Fees. The Company shall pay the Consultant a fee of $8,000 per month.

        B. Payment of Consulting Fees. Fee installments shall be paid to Consultant such that Consultant shall receive such no later than the seventh (7th) day following the last day of any month. All other fees shall be paid to Consultant within thirty (30) days after receipt of Consultant's invoice.

        C. Other. All payments of consulting fees to the Consultant shall be made without deduction of any tax witholding with respect thereto under applicable federal and state laws. Consultant hereby agrees to pay all such witholdings required by law.

5.  Expenses.
    --------

    In addition to the Consulting Fees to be paid in accordance with Paragraph 4 above, the Company agrees to pay to the Consultant a monthly amount to cover all "Allowable Expenses." For purposes of this Paragraph 5, "Allowable Expenses" shall be deemed to include expenses for transportation including air transportation and automobile rental, lodging and meals for Consultant while performing the Consulting Work at any locations which are outside of Maryland.

6.  Termination.
    -----------

    A. Consultant and Company agrees that this Agreement may be terminated by the Company only for "Cause" within the period of this Agreement, subject to the other terms of this section 6. Such termination shall be effective upon delivery of written notice to Consultant of the Company's election to terminate this Agreement under this Section 6. "For Cause" when used in connection with the termination of engagement with the Company, shall mean the termination of the Consultant's services by the Company by reason of (i) the conviction of the Consultant of a crime involving moral turpitude by a court of competent jurisdiction; (ii) the proven commission by the Consultant of an act of fraud upon the Company;
        (iii) the willful and proven misappropriation of any funds or property of the Company by the Consultant; (iv) the willful, continued and unreasonable failure by the Consultant to perform duties assigned to him and agreed to by him; and (v) the willful and proven misappropriation of the Company's work product or confidential information without approval of the Company.

    B. If at any time during the term of this Agreement, Consultant is unable, due to physical or mental disability, to perform effectively the duties hereunder, the Company may terminate this Agreement without further obligations hereunder, except as set forth in Paragraph 4 above for services previously rendered.

    C. If Consultant should die during the term of this Agreement, Consultant's retention by the Company and the Company's obligations hereunder shall terminate as of the end of the month in which Consultant's death occurs.

    D.      Consultant may voluntarily terminate the Agreement.

7.  Notice.
    ------

    All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below;

        (a) If to the Consultant, to the address set forth on the signature page of this Agreement:

        (b)     If to the Company:

                MinderSoft, Inc.
                10122 Colonial Drive
                Ellicott City, Maryland 21042

    Either party may change such party's address by such notice to the other parties.

8.  Miscellaneous Provisions.
    ------------------------

    Assignment. This Agreement is non assignable without prior written agreement
    ----------
    of the Company and Consultant.

    Survival. The provisions of this Agreement shall survive the termination of
    --------
    the Consultant's engagement hereunder in accordance with the terms hereunder.

    Governing Law. This Agreement shall be governed by, and construed and
    -------------
    enforced in accordance with, the laws of the State of Maryland.

    Binding Upon Successors. This Agreement shall be binding upon, and shall
    -----------------------
    inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

    Entire Agreement. This Agreement constitutes the entire agreement between
    ----------------
    the Company and the Consultant respect to the terms of the retention of the Consultant by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

    Waiver and Amendments; Cumulative Rights and Remedies.
    -----------------------------------------------------

        (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of the Agreement shall not operate as a waiver of any subsequent breach.

                (b)     No failure on the part of any party to exercise, and no
                   delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, no shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

                (c)     The Consultant's obligations to the Company and the
                   Company's rights and remedies hereunder are in addition to all other obligations of the Consultants and rights and remedies of the Company created pursuant to any other agreement.

        Construction.  Each party to this Agreement has had the opportunity to
        ------------
        review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

        Severability.  In the event that any provision or provisions of this
        ------------
        Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

        Counterparts.  This Agreement may be executed in one or more
        ------------
        counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

9.      Arbitration.
        -----------

        Consultant and Company agree that if any dispute shall arise with respect to this Agreement, each will resolve such dispute by arbitration pursuant to the rules and regulations of the American Arbitration Association located nearest to Ellicott City, Maryland.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement under to be effective as of the date first above written.


MinderSoft, Inc.                        Lordhill Company


By:  /s/ Stephen R. Chapin              By:  /s/ Hugh C. Ronalds
   ---------------------------------       ------------------------------------
   Stephen R. Chapin                       Hugh C. Ronalds
   President                               President
                                           1433 Park Avenue
                                           Baltimore, MD 21217

                              [LORDHILL COMPANY]

                                                               November 18, 1997

Mr. Stephen R. Chapin
President
MinderSoft, Inc.
10122 Colonial Drive
Ellicott City, MD  21042

Dear Steve:

This letter will confirm our Agreement of this date that the Consulting Fee of $8,000 per month in the Consulting Agreement dated June 1, 1997 between MinderSoft, Inc. and Lordhill Company is changed to $7,000 per month for the month of November 1997 and succeeding months and that Consulting Fee payments for each month are due and payable the first day of the month. Additionally,
Section 6 D of the Agreement shall read Consultant or Company may voluntarily terminate the Agreement. As of today the amount due and payable is $40,000 for June through October 1997 plus $7,000 for November minus the amount paid to date of $20,000 equal to a net amount due and payable today of $27,000.


                                                Sincerely,





                                                Hugh C. Ronalds
                                                President



Agreed,


/s/ Stephen R. Chapin

Stephen R. Chapin
President
MinderSoft, Inc.

                              [LORDHILL COMPANY]

                                                                  March 27, 1998

Mr. Stephen R. Chapin
President
MinderSoft, Inc.
10122 Colonial Drive
Ellicott City, MD 21042


Dear Steve:

This letter will confirm our Agreement of this date that the Consulting Fee of $8,000 per month in the Consulting Agreement dated June 1, 1997 ("Consulting Agreement") between MinderSoft, Inc. and Lordhill Company has been changed to $7,000 per month for the month of November 1997 and succeeding months and that the monthly $7,000 Consulting Fee will be paid $3,500 on the 15th and $3,500 on the 30th day of the month.

Additionally, Section 6 D of the Consulting Agreement shall read "Consultant may voluntarily terminate this Agreement at any time. In addition to 6A here and above after 18 months from June 1, 1999 Company may voluntarily terminate this Agreement with 30 days written notice." Section 6E shall be added to read "Upon voluntary or involuntary dissolution of the Company this Agreement is automatically terminated as long as Company is not in default of the Consulting Agreement with respect to any money owed Consultant." It is also agreed that the Consulting Agreement (between MinderSoft and Lordhill Company) shall be considered the equivalent to a Work Agreement between MinderSoft, Inc. and Hugh
C. Ronalds (Lordhill Company's President) for the purposes of the Stock Restriction Agreement between MinderSoft, Inc. and Hugh C. Ronalds dated November 24, 1997.


                                        Sincerely,

                                        /s/ Hugh C. Ronalds

                                        Hugh C. Ronalds
                                        President


Agreed,

/s/ Stephen R. Chapin
Stephen R. Chapin
President
MinderSoft, Inc.

                              [LORDHILL COMPANY]

                                                                January 29, 1999

Mr. Stephen R. Chapin, Jr.
President
MinderSoft, Inc.
694 Spring St.
Herndon, VA  20170

Dear Steve:

This letter will confirm that we have agreed to modify the letter of March 27, 1998 regarding the Consulting Agreement dated June 1, 1997 between MinderSoft, Inc. and Lordhill Company so that the first two sentences of the second paragraph are replaced by the following:

Additionally, Section 6 D of the Consulting Agreement shall read "Consultant may voluntarily terminate this Agreement at any time. In addition to 6A here and above after eighteen (18) months from June 1, 1999 Company may voluntarily terminate this Agreement with 30 days written notice."


                                        Sincerely,


                                        /s/ Hugh C. Ronalds

                                        Hugh C. Ronalds
                                        President



Agreed,


/s/ Stephen R. Chapin
President
MinderSoft, Inc.